 ARMOR HOLDINGS, INC. ANNOUNCES PRICING OF $150 MILLION PRIVATE PLACEMENT OF
                            SENIOR SUBORDINATED NOTES

JACKSONVILLE, Fla., Aug. 6 /PRNewswire-FirstCall/ -- Armor Holdings, Inc. (NYSE:
AH), a leading manufacturer and distributor of security products and vehicle armor systems serving law enforcement, military, homeland defense and commercial markets, announced today that it has priced a private placement of $150 million aggregate principal amount of its 8.25% Senior Subordinated Notes due 2013. Armor Holdings, Inc. intends to use the net proceeds of the planned offering to fund future acquisitions, including its potential acquisition of Simula, Inc., repay a portion of its outstanding debt and for general corporate and working capital purposes, including the funding of capital expenditures. The private placement is scheduled to close on Tuesday, August 12, 2003 and is subject to various closing conditions.

The senior subordinated notes will be offered to qualified institutional buyers in reliance on Rule 144A of the Securities Act of 1933 and to non-U.S. persons in reliance on Regulation S under the Securities Act of 1933. The senior subordinated notes will not be registered under the Securities Act of 1933. Therefore, the senior subordinated notes may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an exemption from the registration requirements of the Securities Act of 1933 and applicable state securities laws.

About Armor Holdings

Armor Holdings, included in FORBES magazine's list of "200 Best Small Companies" in 2002, and a member of the S&P Smallcap 600 Index, is a leading manufacturer of security products for law enforcement personnel around the world through its Armor Holdings Products division and is one of the world's largest and most experienced passenger vehicle armoring manufacturers through its Mobile Security division. Armor Holdings Products manufactures and sells a broad range of high quality branded law enforcement equipment. Such products include ballistic resistant vests and tactical armor, less-lethal munitions, safety holsters, batons, anti-riot products and a variety of crime scene related equipment, including narcotic identification kits. Armor Holdings Mobile Security, through its commercial business, armors a variety of vehicles, including limousines, sedans, sport utility vehicles, and money transport vehicles, to protect against varying degrees of ballistic and blast threats. Through its military program, it is the prime contractor to the U.S. Military for the supply of armoring and blast protection for High Mobility Multi-purpose Wheeled Vehicles, commonly known as HMMWVs.

Statements in this press release may be forward-looking. Actual events will be dependent upon factors and risks including, but not limited to, the Company's ability to: sell the ArmorGroup Services division on favorable terms; manufacture and market its core products; provide a variety of services to its customers on a global basis; respond to new laws and regulations; continue its strategy of growth by acquisition; manage the impact of foreign exchange; and manage general world wide security issues, economic conditions, uncertainties and risks, including those described from time to time in the Company's filings with the Securities and Exchange Commission, including, the Company's Registration Statement on Form S3, its 2002 Form 10K and its most recent Form 10Qs. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

SOURCE  Armor Holdings, Inc.